Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports First Quarter EPS of $0.50

•	Net earnings of $115.0 million, or $0.50 per diluted share, compared to net earnings of $78.1 million, or $0.35 per diluted share

•	Deliveries of 4,302 homes – up 19%

•	New orders of 5,287 homes – up 18%; new orders dollar value of $1.8 billion – up 25%

•	Backlog of 6,817 homes – up 20%; backlog dollar value of $2.4 billion – up 24%

•	Revenues of $1.6 billion – up 21%

•	Lennar Homebuilding operating earnings of $207.6 million, compared to $162.2 million – up 28%:

•	Operating metrics in this segment were in line with the Company’s previously stated goals:
•Gross margin on home sales of 23.1%
•S,G&A expenses as a % of revenues from home sales of 11.4%
•Operating margin on home sales of 11.7%

•	Lennar Financial Services operating earnings of $15.5 million, compared to $4.5 million

•	Rialto operating earnings (net of noncontrolling interests) of $4.6 million, compared to $2.6 million

•	Lennar Multifamily operating loss of $5.7 million, compared to $6.2 million

•	Lennar Homebuilding cash and cash equivalents of $584 million

•	Issued an additional $250 million of 4.50% senior notes due November 2019

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 47.9%

(more)

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Miami, March 19, 2015 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its first quarter ended February 28, 2015. First quarter net earnings attributable to Lennar in 2015 were $115.0 million, or $0.50 per diluted share, compared to first quarter net earnings attributable to Lennar in 2014 of $78.1 million, or $0.35 per diluted share.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, "Despite severe weather conditions which constrained production and sales in parts of the country, the housing market continued its slow and steady recovery. Early signals from this year’s spring selling season indicate that the housing market is improving, and disappointing single family starts and permits numbers should rebound shortly. The sizable production deficit of the past years continues to drive demand improvement in spite of the constrained mortgage market."
Mr. Miller continued, "Our core homebuilding business had gross and operating margins of 23.1% and 11.7% in our first quarter, respectively, which were consistent with our previously stated guidance. Our new home deliveries and new order sales dollar value increased 19% and 25%, respectively, compared to last year. Our sales backlog dollar value increased 24% from last year to approximately $2.4 billion, keeping us well positioned going forward.
Complementing our homebuilding business, our Financial Services segment’s earnings increased to $15.5 million in our first quarter from $4.5 million in 2014, primarily driven by our strategic positioning to capture the increased refinance activity from lower rates in the first quarter.
As an offshoot of the constraint in the mortgage market, rental rates have continued to rise across the country, benefiting our extensive pipeline of rental properties. Rental demand has continued to outpace “for sale” demand, and we expect our maturing rental business to contribute to earnings in the latter part of the year.
Through our investment in El Toro, which is managed by FivePoint Communities, we earned $31.3 million primarily from the sale of approximately 600 homesites to third parties. Given the scarcity of high quality land in California, FivePoint couldn’t be better positioned.
Finally, our Rialto business segment generated $4.6 million of income and continues to emerge as a best in class asset manager. Rialto’s fund investments are poised for strong long-term returns and its mortgage conduit business continues to produce steady, current earnings."
Mr. Miller concluded, "While our homebuilding business continues to be the primary driver of our quarterly earnings, we are in an excellent position across all of our platforms and anticipate that our ancillary businesses will further define themselves this year."

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RESULTS OF OPERATIONS
THREE MONTHS ENDED FEBRUARY 28, 2015 COMPARED TO
THREE MONTHS ENDED FEBRUARY 28, 2014
Lennar Homebuilding
Revenues from home sales increased 23% in the first quarter of 2015 to $1.4 billion from $1.1 billion in the first quarter of 2014. Revenues were higher primarily due to a 20% increase in the number of home deliveries, excluding unconsolidated entities, and a 3% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 4,301 homes in the first quarter of 2015 from 3,597 homes in the first quarter of 2014. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $326,000 in the first quarter of 2015 from $316,000 in the first quarter of 2014. Sales incentives offered to homebuyers were $21,800 per home delivered in the first quarter of 2015, or 6.3% as a percentage of home sales revenue, compared to $21,300 per home delivered in the first quarter of 2014, or 6.3% as a percentage of home sales revenue, and $23,100 per home delivered in the fourth quarter of 2014, or 6.6% as a percentage of home sales revenue.
Gross margins on home sales were $324.8 million, or 23.1%, in the first quarter of 2015, compared to $286.1 million, or 25.1%, in the first quarter of 2014. Gross margin percentage on home sales decreased compared to the first quarter of 2014, primarily due to an increase in materials, labor and land costs, partially offset by an increase in the average sales price of homes delivered. In addition, gross margin on home sales in the first quarter of 2014 included a $5.5 million insurance recovery, which represented 50 basis points in that period.
Gross profits on land sales totaled $12.1 million in the first quarter of 2015, compared to $16.1 million in the first quarter of 2014.
Selling, general and administrative expenses were $160.4 million in the first quarter of 2015, compared to $135.1 million in the first quarter of 2014. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 11.4% in the first quarter of 2015, from 11.8% in the first quarter of 2014 due to improved operating leverage as a result of an increase in home deliveries as well as a 30 basis point reduction due to a decrease in insurance reserves.
Lennar Homebuilding equity in earnings from unconsolidated entities was $28.9 million in the first quarter of 2015, compared to $5.0 million in the first quarter of 2014. In the first quarter of 2015, Lennar Homebuilding equity in earnings from unconsolidated entities included $31.3 million primarily related to sales of approximately 600 homesites to third parties by El Toro, one of the Company's unconsolidated entities, partially offset by the Company's share of operating losses of various Lennar Homebuilding unconsolidated entities. In the first quarter of 2014, Lennar Homebuilding equity in earnings from unconsolidated entities included $4.5 million primarily related to a third-party land sale by one of the Company's unconsolidated entities.

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Lennar Homebuilding other income, net, totaled $6.3 million in the first quarter of 2015, compared to $2.9 million in the first quarter of 2014. In the first quarter of 2015, other income, net included a $6.5 million gain on the sale of an operating property.
Lennar Homebuilding interest expense was $38.0 million in the first quarter of 2015 ($33.5 million was included in cost of homes sold, $0.4 million in cost of land sold and $4.1 million in other interest expense), compared to $41.0 million in the first quarter of 2014 ($26.4 million was included in cost of homes sold, $1.8 million in cost of land sold and $12.7 million in other interest expense). Interest expense decreased primarily due to an increase in qualifying assets eligible for interest capitalization, partially offset by an increase in the Company's outstanding debt and an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $15.5 million in the first quarter of 2015, compared to $4.5 million in the first quarter of 2014. The increase in profitability was primarily due to an increase in volume in the mortgage and title operations as a result of an increase in refinance transactions. The increase in mortgage originations is also the result of increased Lennar home deliveries coupled with a higher capture rate and an expanded retail presence due to an acquisition in the second quarter of 2014.
Rialto
Operating earnings for the Rialto segment were $4.6 million in the first quarter of 2015 (which included $2.8 million of operating earnings and an add back of $1.8 million of net loss attributable to noncontrolling interests), compared to operating earnings of $2.6 million (which included $3.5 million of operating earnings, partially offset by $0.9 million of net earnings attributable to noncontrolling interests) in the first quarter of 2014.
Revenues in this segment were $41.2 million in the first quarter of 2015, compared to $47.0 million in the first quarter of 2014. Revenues decreased primarily due to a decrease in interest income as a result of a decrease in the portfolio of loans Rialto owns because of loan collections, resolutions and real estate owned ("REO") foreclosures. This decrease was partially offset by the receipt of $6.5 million of advanced distributions with regard to Rialto's carried interests in Rialto Real Estate Fund, LP (“Fund I”) and Rialto Real Estate Fund II, LP (“Fund II”) in order to cover income tax obligations resulting from the allocations of taxable income due to Rialto's carried interests in Fund I and Fund II.
Expenses in this segment were $40.8 million in the first quarter of 2015, compared to $47.6 million in the first quarter of 2014. Expenses decreased primarily due to a decrease in loan impairments of $5.5 million and in other general and administrative expenses, partially offset by an increase in interest expense and Rialto Mortgage Finance securitization expenses.

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Rialto equity in earnings from unconsolidated entities was $2.7 million and $5.4 million in the first quarter of 2015 and 2014, respectively, primarily related to the segment's share of earnings from the Rialto real estate funds. The decrease in equity in earnings was related to decreased fair value mark-ups related to certain assets in the Rialto real estate funds.
In the first quarter of 2015, Rialto other expense, net, was $0.3 million, which consisted primarily of expenses related to owning and maintaining REO, $2.5 million of impairments on REO and other expenses, partially offset by net realized gains on the sale of REO of $3.1 million and rental and other income. In the first quarter of 2014, Rialto other expense, net, was $1.2 million, which consisted primarily of expenses related to owning and maintaining REO, $2.3 million of impairments on REO and other expenses, partially offset by net realized gains on the sale of REO of $9.5 million and rental and other income.
Lennar Multifamily
Operating loss for the Lennar Multifamily segment was $5.7 million in the first quarter of 2015, compared to $6.2 million in the first quarter of 2014. In both the first quarter of 2015 and 2014, operating loss primarily related to general and administrative expenses, partially offset by management fee income.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $43.7 million, or 2.7% as a percentage of total revenues, in the first quarter of 2015, compared to $38.1 million, or 2.8% as a percentage of total revenues, in the first quarter of 2014. As a percentage of total revenues, corporate general and administrative expenses improved due to increased operating leverage.
Noncontrolling Interests
Net earnings attributable to noncontrolling interests were $2.0 million and $1.8 million in the first quarter of 2015 and 2014, respectively. Net earnings attributable to noncontrolling interests during the first quarter of 2015 were primarily attributable to noncontrolling interests related to the Company's homebuilding operations, partially offset by a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC. Net earnings attributable to noncontrolling interests during the first quarter of 2014 were primarily attributable to noncontrolling interests in the Company's homebuilding operations and Rialto.
Debt Transactions
During the first quarter of 2015, the Company issued an additional $250 million of its 4.50% senior notes due November 2019. The net proceeds of the sales are being used for working capital and general corporate purposes.

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our belief regarding improvement in the housing market, our belief that single family starts and permits numbers should rebound shortly, our belief that our maturing rental business will contribute to earnings in the latter part of the year, our belief regarding FivePoint’s position, our belief that Rialto’s fund investments are poised for strong long-term returns and our belief that we are in excellent positions across all our platforms. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure, both in our Lennar Homebuilding and Lennar Multifamily businesses; a slowdown in the recovery of real estate markets across the nation, or any downturn in such markets, including a slowdown or downturn in the multifamily rental market; unfavorable or unanticipated losses in legal proceedings that substantially exceed our expectations; decreased demand for our Lennar Multifamily rental properties, and our ability to successfully sell our apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; a decline in the value of the land and home inventories we maintain or possible future write-downs of the carrying value of our real estate assets; the inability of the Rialto segment to profit from the investments it makes; reduced availability of mortgage financing and increased interest rates; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K, for the fiscal year ended November 30, 2014. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Thursday, March 19, 2015. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 402-220-5072 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	February 28,
	2015	2014
Revenues:
Lennar Homebuilding	$1,441,658	1,231,385
Lennar Financial Services	124,827	76,952
Rialto	41,197	46,955
Lennar Multifamily	36,457	7,803
Total revenues	$1,644,139	1,363,095

Lennar Homebuilding operating earnings	$207,644	162,218
Lennar Financial Services operating earnings	15,527	4,465
Rialto operating earnings	2,808	3,504
Lennar Multifamily operating loss	(5,682)	(6,199)
Corporate general and administrative expenses	(43,654)	(38,112)
Earnings before income taxes	176,643	125,876
Provision for income taxes	(59,726)	(45,911)
Net earnings (including net earnings attributable to noncontrolling interests)	116,917	79,965
Less: Net earnings attributable to noncontrolling interests	1,954	1,848
Net earnings attributable to Lennar	$114,963	78,117

Average shares outstanding:
Basic	202,930	201,955
Diluted	230,316	227,634

Earnings per share:
Basic	$0.56	0.38
Diluted (1)	$0.50	0.35

Supplemental information:
Interest incurred (2)	$70,259	65,918

EBIT (3):
Net earnings attributable to Lennar	$114,963	78,117
Provision for income taxes	59,726	45,911
Interest expense	38,031	40,984
EBIT	$212,720	165,012

(1)	Diluted earnings per share includes an add back of interest of $2.0 million for both the three months ended February 28, 2015 and 2014 related to the Company's 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended
	February 28,
	2015	2014
Lennar Homebuilding revenues:
Sales of homes	$1,403,568	1,140,231
Sales of land	38,090	91,154
Total revenues	1,441,658	1,231,385

Lennar Homebuilding costs and expenses:
Cost of homes sold	1,078,796	854,178
Cost of land sold	26,025	75,072
Selling, general and administrative	160,354	135,105
Total costs and expenses	1,265,175	1,064,355
Lennar Homebuilding operating margins	176,483	167,030
Lennar Homebuilding equity in earnings from unconsolidated entities	28,899	4,990
Lennar Homebuilding other income, net	6,333	2,889
Other interest expense	(4,071)	(12,691)
Lennar Homebuilding operating earnings	$207,644	162,218

Lennar Financial Services revenues	$124,827	76,952
Lennar Financial Services costs and expenses	109,300	72,487
Lennar Financial Services operating earnings	$15,527	4,465

Rialto revenues	$41,197	46,955
Rialto costs and expenses	40,781	47,576
Rialto equity in earnings from unconsolidated entities	2,664	5,354
Rialto other expense, net	(272)	(1,229)
Rialto operating earnings	$2,808	3,504

Lennar Multifamily revenues	$36,457	7,803
Lennar Multifamily costs and expenses	41,961	13,927
Lennar Multifamily equity in loss from unconsolidated entities	(178)	(75)
Lennar Multifamily operating loss	$(5,682)	(6,199)

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	At or for the Three Months Ended February 28,
Deliveries:	2015	2014	2015	2014	2015	2014
	Homes		Dollar Value		Average Sales Price
East	1,608	1,394	$456,820	391,973	$284,000	281,000
Central	681	522	204,740	139,815	301,000	268,000
West	926	732	382,660	305,291	413,000	417,000
Southeast Florida	378	298	130,498	101,807	345,000	342,000
Houston	461	438	124,930	122,119	271,000	279,000
Other	248	225	104,190	86,719	420,000	385,000
Total	4,302	3,609	$1,403,838	1,147,724	$326,000	318,000
Of the total homes delivered listed above, one home with a dollar value and a sales price of $270,000 represents home deliveries from unconsolidated entities for the three months ended February 28, 2015, compared to 12 home deliveries with a dollar value of $7.5 million and an average sales price of $624,000 for the three months ended February 28, 2014.

New Orders:	Homes		Dollar Value		Average Sales Price
East	1,980	1,646	$601,596	470,618	$304,000	286,000
Central	912	766	286,675	218,127	314,000	285,000
West	1,190	839	527,584	378,709	443,000	451,000
Southeast Florida	350	366	124,424	119,648	355,000	327,000
Houston	520	560	145,723	156,683	280,000	280,000
Other	335	288	142,779	118,325	426,000	411,000
Total	5,287	4,465	$1,828,781	1,462,110	$346,000	327,000
Of the total new orders listed above, 26 homes with a dollar value of $12.3 million and an average sales price of $473,000 represent new orders from unconsolidated entities for the three months ended February 28, 2015, compared to 12 new orders with a dollar value of $6.4 million and an average sales price of $536,000 for the three months ended February 28, 2014.

Backlog:	Homes		Dollar Value		Average Sales Price
East	2,584	2,220	$816,524	681,062	$316,000	307,000
Central	1,192	888	392,743	275,229	329,000	310,000
West	1,255	723	582,324	331,298	464,000	458,000
Southeast Florida	548	675	208,603	233,976	381,000	347,000
Houston	889	791	246,663	215,424	277,000	272,000
Other	349	365	152,072	201,227	436,000	551,000
Total	6,817	5,662	$2,398,929	1,938,216	$352,000	342,000
Of the total homes in backlog listed above, 92 homes with a backlog dollar value of $51.9 million and an average sales price of $564,000 represent the backlog from unconsolidated entities at February 28, 2015, compared to 4 homes with a backlog dollar value of $1.4 million and an average sales price of $359,000 at February 28, 2014.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately, have operations located in:
East: Florida(1), Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas(2)
West: California and Nevada
Southeast Florida: Southeast Florida
Houston: Houston, Texas
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

(1)	Florida in the East reportable segment excludes Southeast Florida, which is its own reportable segment.

(2)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

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LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	February 28,	November 30,	February 28,
	2015	2014	2014
Lennar Homebuilding debt	$5,133,118	4,690,213	4,664,715
Stockholders' equity	4,952,334	4,827,020	4,260,158
Total capital	$10,085,452	9,517,233	8,924,873
Lennar Homebuilding debt to total capital	50.9%	49.3%	52.3%

Lennar Homebuilding debt	$5,133,118	4,690,213	4,664,715
Less: Lennar Homebuilding cash and cash equivalents	583,754	885,729	645,691
Net Lennar Homebuilding debt	$4,549,364	3,804,484	4,019,024
Net Lennar Homebuilding debt to total capital (1)	47.9%	44.1%	48.5%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.